UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 22, 2014

CANYON GOLD CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-54851	Not Applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 Convention Center Dr, Suite. 700 Las Vegas, Nevada 89109
(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 520-9485

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

FORM 8-K

       When used in this Current Report on Form 8-K, the terms “company”, “Canyon Gold,” “we,” “us,” “our” and similar terminology reference to Canyon Gold Corp.

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

       On May 21, 2014, Canyon Gold Corp. entered into an agreement to acquire 100% of the issued and outstanding capital shares of Marshall Thomsen Ltd., a development stage company that intends to produce and distribute medicinal marijuana in Canada. Following the closing of the agreement, Marshall Thomsen Ltd. will become the Company’s wholly owned subsidiary. Although Marshall Thomsen has not yet commenced active operations, on May 15, 2014 they applied to Health Canada for a Commercial Production License as a commercial grower of cannabis.

       In consideration for the acquisition, the company will issue to the sole shareholder of Marshall Thomsen 1,000,000 shares of Canyon Gold Series “B” preferred convertible non-voting stock. Each Series “B” preferred share is convertible into 10 shares of Canyon Gold voting common stock. The preferred shares will not be convertible until 12 months following Marshall Thomsen receiving the Commercial Production License. Additionally, Marshall Thomsen will be able to earn up to a total of 1,000,000 Series “A” preferred convertible voting shares upon approval and receipt of the Commercial Production License and completion of at least $12,000,000 in new funding. Marshall Thomsen may also be able to earn up to an additional 7,000,000 Series “A” shares by attaining certain future gross sales levels. Each Series “A” share has the voting power of 100 common share votes per share and is convertible into 10 common voting shares. The agreement provides for a closing on or before July 31, 2014.

       On April 1, 2014, Canada became the first country to allow the sale, production and exportation of medicinal marijuana through the Internet. Canada's newly created federal policy, Marijuana for Medical Purposes Regulations, will oversee the operation of medicinal marijuana businesses. Under the new system under Canada Health, licensed producers are able to grow an unlimited amount of marijuana product. They must sell the product to patients through an e-commerce website and ship directly, to either the patient's place of residence or doctor's office. The entire process, from seed to sale, must be documented and managed by the licensed vendor. Product must meet stringent quality assurance tests before it can be sold and, if the product does not pass the testing, it must be destroyed. Proof of destruction must be provided if requested by Health Canada and comprehensive records must be kept. There are also strict regulations as to where operations can be located and all employees and members of the management team must complete security clearance checks.

     Marshall Thomsen’s business model is to secure contracts with production experts who grow specialized strains of cannabis in small batches at the Marshall Thomsen Production Center, with the goal of producing high quality pharmaceutical grade cannabis. Customers will be acquired through an intensive marketing strategy designed to attract clients to a proprietary e-commerce website. This website will service customers and sell the product. The marketing strategy will focus on promotion in both digital and traditional spaces where permitted by Canadian narcotic advertising law.

       Marshall Thomsen has acquired the right to a 20-acre property in the Fraser Valley of British Columbia where it plans to build a production facility. The initial facility is anticipated to be approximately 90,000 square feet and can be expanded. Marshall Thomsen estimates that the initial facility will be capable of producing up to 6 million grams of cannabis per year.

       Modular growing operations called PODs will be fully detached production units operated by expert growers, handpicked by management The PODs will operate under the management company’s supervision and internal regulations. The POD model will allow production to quickly react as market share and demand increases. These increases may be sudden and must be managed in both areas of operations. The company will manage all product, production and marketing from seed to sale.

       There can be no assurance that Health Canada will issue a Commercial Production License to Marshall Thomsen as a commercial grower of cannabis. If the license is issued, we will need to secure significant new funding to complete the initial production facility and commence full operations. There is no assurance that we will be able to raise the necessary funding on favorable terms, or at all.

       Section 9 – Financial Statements and Exhibits

       Item 9.01 Financial Statements and Exhibits.

       (d) Exhibits

Exhibit No.	Description

10.1	Definite Agreement to acquire Marshall Thomsen Ltd.

Cautionary Note About Forward-looking Statements

       Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995. Any “safe harbor under this Act does not apply to a “penny stock” issuer, which definition would include the Company. Forward-looking statements are based on current expectations and the current economic environment. We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Canyon Gold Corp.

Date: May 28, 2014	By:	S/ DELBERT G. BLEWETT
Delbert G. Blewett
Chief Executive Officer